Lazar Levine & Felix LLP
CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS CONSULTANTS

January 7, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 4, 2008, to be filed by our former client, Nu Horizons Electronics Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Lazar Levine & Felix LLP

Lazar Levine & Felix LLP

cc: Mr. Dominic Polimeni, Audit Committee Chair
Mr. Kurt Freudenberg, Chief Financial Officer

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